UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 28, 2007

HEARTLAND, INC.
(Exact name of registrant as specified in charter)

Maryland	000-27045	36-4286069
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

124 Brooklyn Street
Cumberland Gap, Tennessee 37724
 (Address of principal executive offices) (Zip Code)

P.O. Box 4320
Harrogate, Tennessee 37752
 (Mailing address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 423-526-7030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On September 28, 2007, Heartland, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) with Harris Oil Co. Inc. (“Harris”) and DHS Development, LLC (“DHS” and collectively with Harris, the “Sellers”) pursuant to which the Sellers agreed to sell and the Company agreed to purchase certain assets of the Sellers on or prior to December 31, 2007 unless extended.  The assets to be purchased include the following:

•	all equipment, supply contracts and other assets of Harris;
•	three convenience store sites of DHS located in Cookeville, TN, Hartsville, TN and Sparta, TN;
•	30 year supply contracts on remaining DHS locations with a right of first refusal for purchase; and
•	10 year purchase option on remaining DHS locations if no bona fid third party offer has been received at an agreed upon appraised value.

The purchase price for the above assets is $4,100,000.  Sellers have agreed to refrain for a period 180 days from the signing of the LOI from soliciting, initiating, encouraging, or accepting any proposal relating to the liquidation, purchase or sale of the Seller’s stock or assets or from participating in any negotiations or discussions relating to these matters.  Except for the exclusivity and choice of law provisions, this LOI is non-binding.

The LOI calls for the completion of definitive documentation, completion of due diligence and the completion of a U.S. GAAP audit (to be paid for by the Company) of the assets prior to December 31, 2007.  Final closing is subject to approval of the final definitive agreements by the Boards of Directors of the Company.  There is no guarantee that the parties will reach a final agreement, that the Company will be able to successfully complete the audit of the assets or that the transaction will close on the terms set forth as agreed in the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND, INC.

Date: October 1, 2007                                           By:      /s/Terry Lee
Name:  Terry Lee
Title:    Chief Executive Officer